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                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE


                                            Media Contact: Brett Moses
                                            Webb Interactive Services, Inc.
                                            303-308-3251
                                            bmoses@jabber.com
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                      Webb Announces $5,000,000 Financing
   Existing Investor Agrees to Restructure of Convertible Debt and Preferred


Denver, CO-January 22, 2002-Webb Interactive Services, Inc. (Nasdaq: WEBB) today announced that it has signed an agreement with JONA. Inc. that, subject to shareholder approval, calls for JONA, Inc. to purchase 5,000,000 units of the Company's securities for $5,000,000. Each unit consists of one share of common stock and one warrant to purchase for $1.00 an additional share of common stock. JONA, Inc. also has an option, which expires on August 31, 2002 if not previously exercised to purchase an additional 2,500,000 units on the same terms.

At the time of the signing, JONA, Inc. purchased 1,100,000 units of the Company's common stock and warrants and loaned the Company an additional $900,000. The purchase of the remaining 3,900,000 units and the completion of the offering for up to an additional 2,500,000 units is subject to shareholder approval. Webb has scheduled a Special Shareholder Meeting to approve the offering and this transaction for February 28, 2002 at 9:00am in the Company's Denver office.

Webb has committed to invest up to $3,000,000 of the proceeds of this financing in its Jabber, Inc. subsidiary whose current investors also include a unit of France Telecom (NYSE:FTE). Bill Cullen, President and CEO of Webb, noted, " We are delighted to welcome JONA as a major new investor in Webb and look forward to working closely with the JONA principals in accelerating Jabber's growth and development. The additional investment Webb has committed to Jabber will go a long way toward meeting all their funding needs for this year."

Concurrently and in connection with this transaction, Webb announced that, in lieu of resetting conversion prices for outstanding securities in accordance with their terms, it has agreed with an investor to exchange 2,500 shares of the Company's senior convertible preferred stock and $1,100,000 principal amount of its 10% convertible note payable for 4,300 shares of the Company's junior convertible preferred stock plus warrants to purchase 750,000 shares of the Company's common stock for $1.00 per share and a reduction in the exercise price to $1.00 for warrants for 650,116 shares owned by
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the investor. The 4,300 shares of junior convertible preferred stock will be convertible into 4,300,000 shares of the Company's common stock. If the senior preferred stock and note had not been amended, in accordance with their terms, they would have been convertible into 3,600,000 shares of the Company's common stock plus the investor would have been entitled to additional warrants for 2,500,000 shares at $1.00 per share. The Company will use $720,000 of the proceeds received from the second closing with JONA, Inc. to make a repayment of principal on the 10% convertible note, at which time, the investor will exchange the remaining principal balance of the note.

Added Cullen, " We are excited about what these two financial transactions do for the strength and stability of Webb's capital structure going forward. Coupling this financing with Jabber's recent success in adding new customer relationships such as those with Bell South, Disney, Orange and Wanadoo, and Jabber's increasingly widespread acceptance and revenue opportunities is a great way to start the year."

About Webb Interactive Services, Inc.  Please visit our website at www.webb.net.
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About Jabber, Inc.
Jabber is the developer of the world's most widely used open platform for extensible Instant Messaging and presence management applications. An independently operated subsidiary of Webb Interactive Services, Inc. (Nasdaq:
WEBB) with investment from France Telecom Technologies Investissements, Jabber, Inc. is a commercial software company that has its roots in the Jabber Open Source project. With over 60,000 servers deployed, Jabber has been adopted in the telecommunications, enterprise and software development markets. See www.jabber.com.

About JONA, Inc. JONA, Inc. is a private Wyoming-based corporation specializing in technology investments.